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                                                                    EXHIBIT 99.1

NEWS RELEASE

                              FOR:     Marisa Christina, Incorporated

                              CONTACT: Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S.E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800


FOR IMMEDIATE RELEASE

               MARISA CHRISTINA REPORTS FIRST QUARTER 2003 RESULTS

     New York, New York, May 13, 2003 -- Marisa Christina, Incorporated (Nasdaq:
MRSA) today reported results for the first quarter ended March 31, 2003.

     Net sales for the 2003 first quarter were $5.3 million compared with $6.3 million in the first quarter of 2002, a 15.3% decrease, primarily due to a continued softening in the economy resulting in lower customer bookings for the first half of the year.

     Gross profit for the first quarter of 2003 was $1.8 million, compared with the first quarter of 2002, when the gross profit was $2.3 million. Gross profit as a percent of net sales decreased from 36.4% in the first quarter of 2002 to 33.5% in the first quarter of 2003.

     The first quarter of 2003 showed a net loss of $287 thousand compared to the first quarter of 2002, net income of $249 thousand.

     Michael H. Lerner, Chairman of Marisa Christina, Inc. had these comments, "The first quarter results are in line with our projections. We expected that our first quarter sales volume would be lower than the prior year, due to a soft economy and cautious retailers. We put in place a very specific marketing plan designed to increase our customers' awareness of all Marisa Christina has to offer. This resulted in a higher percentage of operating expense for the first quarter, but we feel that our sales volume for the second half of 2003 will bring our top line equal to the level in 2002. We fully expect to have operating profit for the year 2003, which should exceed 2002."
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     Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

     Excerpts for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                          -- Financial Table Follows --
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                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   Three months ended March 31, 2003 and 2002
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                               2003                  2002
                                                                             ---------             ---------
Net sales                                                                    $   5,307                 6,264
Cost of goods sold                                                               3,530                 3,981
                                                                             ---------             ---------
                Gross profit                                                     1,777                 2,283
Selling, general and administrative expenses                                     2,121                 2,070
                                                                             ---------             ---------
                Operating income (loss)                                           (344)                  213
Interest income, net                                                                12                    18
Other income, net                                                                   13                    21
                                                                             ---------             ---------
                Income (loss) before income tax expense (benefit)                 (319)                  252
Income tax expense (benefit)                                                       (32)                    3
                                                                             ---------             ---------
                Net income (loss)                                            $    (287)                  249
Basic and diluted net income (loss) per weighted average
    common share                                                             $   (0.04)                 0.03
                                                                             =========             =========
Weighted average common shares outstanding                                       7,295                 7,295
                                                                             =========             =========